Exhibit 99.1

News Release

Air Products and Chemical, Inc

7201 Hamilton Boulevard, Allentown, PA 18195-1501

www.airproducts.com

Air Products Reports Fiscal Q3 Financial Results

Third Quarter Summary

•	EPS up eight percent to $1.41* versus prior quarter on a non-GAAP continuing operations basis
•	Operating margin of 17%* up 130 basis points* versus prior year on lower costs
•	Acquired majority position in South America’s largest independent industrial gas company
•	New Tonnage Hydrogen win in the U.S. Gulf Coast and Electronics wins in China

LEHIGH VALLEY, Pa. (July 24, 2012) – Air Products (NYSE:APD) today reported net income of $303 million* and diluted earnings per share (EPS) of $1.41* on a non-GAAP, continuing operations basis, for its fiscal third quarter ended June 30, 2012. This excludes a $.25 per share gain associated with acquiring the additional 50 percent equity interest in Air Products’ existing DA NanoMaterials joint venture.

Results from discontinued operations of $.60 per share include a gain of $.70 per share associated with the sale of the Continental Europe Homecare business. These results also include a $.14 per share impairment associated with the planned disposal of the remaining Homecare business, primarily in the UK, and the income from the remaining Homecare business of $.04 per share.

On a GAAP basis, including discontinued operations, income and diluted EPS for the quarter were $485 million and $2.26 respectively.

The discussion of third quarter results and guidance in this release is based on non-GAAP continuing operations comparisons that exclude these items. A reconciliation can be found at the end of this release.*

Third Quarter Financial Results

Third quarter revenues of $2,340 million decreased five percent versus prior year, primarily on lower energy pass-through and a stronger dollar. Underlying sales were up one percent, largely due to higher pricing in the Merchant Gases segment. Operating income of $397 million was up two percent on improved cost performance, partially offset by a stronger dollar. Operating margin of 17 percent increased 130 basis points versus prior year.

Sequentially, while overall sales were unchanged, underlying sales grew one percent due to higher volumes. Better cost performance drove operating income up six percent and operating margin increased 100 basis points sequentially.

Commenting on the quarter, John McGlade, chairman, president and chief executive officer, said, “Economic growth this quarter was below what we expected in Asia, Europe and Electronics. Despite headwinds from the economy and a stronger dollar, we were able to deliver earnings within expectations due to excellent cost performance. In addition, we recently executed several key strategic activities, including the purchase of our majority position in Indura, taking full ownership of our DA NanoMaterials joint venture and the sale of our Continental Europe Homecare business.”

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Third Quarter Segment Performance

•

Merchant Gases sales of $874 million decreased five percent due to a stronger dollar. Underlying sales were flat, with two percent positive pricing offsetting the impact of lower volumes. Operating income of $165 million increased four percent versus prior year, as stronger pricing and better cost performance in all regions improved results.

Sequentially, sales decreased one percent, due to a stronger dollar. Sequential operating income increased eight percent and margins of 18.8% were up 160 basis points on better cost performance.

•

Tonnage Gases sales of $767 million decreased 12 percent versus the prior year on 12 percent lower energy pass-through. Underlying sales rose two percent on higher volumes from new plants. Operating income of $134 million was up 17 percent versus prior year on higher volumes and lower operating and maintenance costs. Sequentially, sales decreased two percent, with volumes from new plants offset by lower energy pass-through and a stronger dollar. Operating income was up seven percent from the prior quarter, largely due to higher volumes and lower maintenance costs.

•

Electronics and Performance Materials sales of $604 million were unchanged versus the prior year. Underlying sales were down two percent on lower volumes and pricing. The DA NanoMaterials acquisition added four percent and the stronger dollar reduced sales by two percent. Operating income of $91 million was down 17 percent versus prior year, due primarily to lower volumes and pricing. Operating margin was 15 percent, down 310 basis points versus prior year due to lower volumes and pricing. Sequential sales were up six percent on higher volumes and the acquisition and operating income increased six percent.

•

Equipment and Energy sales of $95 million and operating income of $10 million increased 19 percent and 14 percent respectively, with higher large air separation unit sales offsetting lower LNG sales. Sequentially, sales decreased 14 percent and operating income was unchanged. The sales backlog is up 76 percent versus prior year and 39 percent versus prior quarter on recent LNG signings.

Outlook

Looking ahead, McGlade said, “The current economic uncertainty continues to impact our near-term volume growth. To offset this, we will continue to deliver productivity and cost reduction to the bottom line. In the longer-term, we remain confident in the growth prospects for industrial gases and Air Products. Our recent Indura and DA NanoMaterials acquisitions and Homecare portfolio actions demonstrate our emphasis on execution and position us well for future growth and profitability.”

Air Products expects fourth quarter adjusted EPS from continuing operations to be between $1.42 and $1.47 per share. The company’s adjusted guidance for continuing operations for fiscal 2012 is $5.40 to $5.45 per share.

Access the Q3 earnings teleconference scheduled for 10:00 a.m. Eastern Time on July 24 by calling 719-457-2677 and entering pass code 1110494, or listen on the Web at: http://phx.corporate-ir.net/staging/phoenix.zhtml?c=92444&p=Teleconference

Air Products (NYSE:APD) provides atmospheric, process and specialty gases; performance materials; equipment; and technology. For over 70 years, the company has enabled customers to become more productive, energy efficient and sustainable. More than 18,000 employees in over 40 countries supply innovative solutions to the energy, environment and emerging markets. These include semiconductor materials, refinery hydrogen, coal gasification, natural gas liquefaction, and advanced coatings and adhesives. In fiscal 2011, Air Products had sales of approximately $10 billion. For more information, visit www.airproducts.com.

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Note: This release contains “forward-looking statements” within the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, including statements about earnings guidance, projections, targets and business outlook. These forward-looking statements are based on management’s reasonable expectations and assumptions as of the date of this release. Actual performance and financial results may differ materially from projections and estimates expressed in the forward-looking statements because of many factors not anticipated by management, including, without limitation, deterioration in global or regional economic and business conditions; weakening demand for the Company’s products and services; future financial and operating performance of major customers; unanticipated contract terminations or customer cancellations or postponement of projects and sales; the success of commercial negotiations; asset impairments or losses due to a decline in profitability of or demand for certain of the Company’s products or businesses, or specific product or customer events; the impact of competitive products and pricing; interruption in ordinary sources of supply of raw materials; the ability to recover unanticipated increased energy and raw material costs from customers; costs and outcomes of litigation or regulatory activities; successful development and market acceptance of new products and applications; the ability to attract, hire and retain qualified personnel in all regions of the world where the Company operates; the success of productivity programs; the success and impact of restructuring and cost reduction initiatives; achieving anticipated acquisition synergies; the timing, impact, and other uncertainties of future acquisitions or divestitures; significant fluctuations in interest rates and foreign currencies from that currently anticipated; the continued availability of capital funding sources for all of the Company’s foreign operations; the impact of environmental, healthcare, tax or other legislation and regulations in jurisdictions in which the Company and its affiliates operate; the impact of new or changed financial accounting guidance; the impact on the effective tax rate of changes in the mix of earnings among our U.S. and international operations; and other risk factors described in the Company’s Form 10K for its fiscal year ended September 30, 2011. The Company disclaims any obligation or undertaking to disseminate any updates or revisions to any forward-looking statements contained in this document to reflect any change in the Company’s assumptions, beliefs or expectations or any change in events, conditions, or circumstances upon which any such forward-looking statements are based.

Media Inquiries:

George Noon, tel: (610) 481-1990; e-mail: noong@airproducts.com.

Investor Inquiries:

Simon Moore, tel: (610) 481-7461; e-mail: mooresr@airproducts.com.

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*	The presentation of non-GAAP measures is intended to enhance the usefulness of financial information by providing measures which our management uses internally to evaluate our baseline performance on a comparable basis. Presented below are reconciliations of the reported GAAP results to the non-GAAP measures.

CONSOLIDATED RESULTS

	Q3
	Continuing Operations
2012 Q3 vs. 2011 Q3	Operating Income	Operating Margin		Income	Diluted EPS
2012 GAAP	$482.8	20.6%		$357.2	$1.66
2011 GAAP	387.7	15.7%		297.0	1.37
Change GAAP	$95.1	490	bp	$60.2	$.29
% Change GAAP	25%			20%	21%

2012 GAAP	$482.8	20.6%		$357.2	$1.66
Gain on previously held equity interest (tax impact $31.3) (a)	(85.9)	(3.6)%		(54.6)	(.25)
2012 Non-GAAP Measure	$396.9	17.0%		$302.6	$1.41

2011 GAAP	$387.7	15.7%		$297.0	$1.37
2011 Non-GAAP Measure	$387.7	15.7%		$297.0	$1.37

Change Non-GAAP Measure	$9.2	130	bp	$5.6	$.04
% Change Non-GAAP Measure	2%			2%	3%

	Continuing Operations

2012 Q3 vs. 2012 Q2	Operating Income	Operating Margin		Income	Diluted EPS
2012 Q3 GAAP	$482.8	20.6%		$357.2	$1.66
2012 Q2 GAAP	287.9	12.3%		279.0	1.30
Change GAAP	$194.9	830	bp	$78.2	$.36
% Change GAAP	68%			28%	28%

2012 Q3 GAAP	$482.8	20.6%		$357.2	$1.66
Gain on previously held equity interest (tax impact $31.3) (a)	(85.9)	(3.6)%		(54.6)	(.25)
2012 Q3 Non-GAAP Measure	$396.9	17.0%		$302.6	$1.41

2012 Q2 GAAP	$287.9	12.3%		$279.0	$1.30
Cost reduction plan (tax impact $26.2) (b)	86.8	3.7%		60.6	.28
Q2 Spanish tax ruling	—	—		(58.3)	(.27)
2012 Q2 Non-GAAP Measure	$374.7	16.0%		$281.3	$1.31

Change Non-GAAP Measure	$22.2	100	bp	$21.3	$.10
% Change Non-GAAP Measure	6%			8%	8%

	Q4 2012	2012 Forecast
2012 Guidance GAAP (c)	$1.42 to 1.47	$5.44 to 5.49
Gain on previously held equity interest (tax impact $31.3)		(.25)
Q1 Spanish tax settlement		.20
Cost reduction plan (tax impact $26.2)		.28
Q2 Spanish tax ruling		(.27)
2012 Guidance Non-GAAP Measure	$1.42 to 1.47	$5.40 to 5.45

(a)	Based on average statutory tax rate of 36.44%.
(b)	Based on average statutory tax rate of 30.17%.
(c)	Guidance is on a continuing operations basis.

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ELECTRONICS AND PERFORMANCE MATERIALS

2012 Q3 vs. 2011 Q3	Operating Income	Operating Margin
2012 GAAP	$176.7	29.3%
2011 GAAP	109.0	18.1%
Change in GAAP	$67.7	1,120	bp
% Change GAAP	62%

2012 GAAP	$176.7	29.3%
Gain on previously held equity interest	(85.9)	(14.3)%
2012 Non-GAAP Measure	$90.8	15.0%

2011 GAAP	$109.0	18.1%
2011 Non-GAAP Measure	$109.0	18.1%

Change Non-GAAP Measure	$(18.2)	(310	bp)
% Change Non-GAAP Measure	(17)%

2012 Q3 vs. 2012 Q2	Operating Income	Operating Margin
2012 Q3 GAAP	$176.7	29.3%
2012 Q2 GAAP	85.5	15.1%
Change in GAAP	$91.2	1,420	bp
% Change GAAP	107%

2012 Q3 GAAP	$176.7	29.3%
Gain on previously held equity interest	(85.9)	(14.3)%
2012 Q3 Non-GAAP Measure	$90.8	15.0%

2012 Q2 GAAP	$85.5	15.1%
2012 Q2 Non-GAAP Measure	$85.5	15.1%

Change Non-GAAP Measure	$5.3	(10	bp)
% Change Non-GAAP Measure	6%

Capital Expenditures

We utilize a non-GAAP measure in the computation of capital expenditures and include spending associated with facilities accounted for as capital leases. Certain facilities that are built to provide product to a specific customer are required to be accounted for as capital leases and such spending is reflected as a use of cash within cash provided by operating activities.

FY 2011
Capital expenditures – GAAP basis	$1,408.3
Capital lease expenditures	173.5
Capital expenditures – Non-GAAP basis	$1,581.8

2012 Forecast
Capital expenditures – GAAP Measure	$2,650
Capital lease expenditures	250
Capital expenditures – Non-GAAP Measure	$2,900

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AIR PRODUCTS AND CHEMICALS, INC. and Subsidiaries

CONSOLIDATED INCOME STATEMENTS

(Unaudited)

Three Months Ended 30 June			Nine Months Ended 30 June
(Millions of dollars, except for share data)	2012	2011	2012	2011
Sales	$2,340.1	$2,472.0	$7,005.9	$7,167.5
Cost of sales	1,690.8	1,825.7	5,128.9	5,243.5
Selling and administrative	230.4	234.5	698.8	703.0
Research and development	32.5	29.3	90.3	86.4
Cost reduction plan	—	—	86.8	—
Gain on previously held equity interest	85.9	—	85.9	—
Net loss on Airgas transaction	—	—	—	48.5
Other income, net	10.5	5.2	37.5	26.6
Operating Income	482.8	387.7	1,124.5	1,112.7
Equity affiliates’ income	41.7	39.7	114.3	99.2
Interest expense	26.0	26.5	84.8	86.9
Income from Continuing Operations before Taxes	498.5	400.9	1,154.0	1,125.0
Income tax provision	133.3	95.4	269.5	271.9
Income from Continuing Operations	365.2	305.5	884.5	853.1
Income from Discontinued Operations, net of tax	127.3	29.5	166.5	69.3
Net Income	492.5	335.0	1,051.0	922.4
Less: Net Income Attributable to Noncontrolling Interests	8.0	8.5	22.4	23.0
Net Income Attributable to Air Products	$484.5	$326.5	$1,028.6	$899.4

Net Income Attributable to Air Products
Income from continuing operations	$357.2	$297.0	$862.1	$830.1
Income from discontinued operations	127.3	29.5	166.5	69.3
Net Income Attributable to Air Products	$484.5	$326.5	$1,028.6	$899.4

Basic Earnings Per Common Share Attributable to Air Products
Income from continuing operations	$1.69	$1.40	$4.08	$3.89
Income from discontinued operations	.60	.14	.79	.32
Net Income Attributable to Air Products	$2.29	$1.54	$4.87	$4.21

Diluted Earnings Per Common Share Attributable to Air Products
Income from continuing operations	$1.66	$1.37	$4.02	$3.80
Income from discontinued operations	.60	.13	.77	.32
Net Income Attributable to Air Products	$2.26	$1.50	$4.79	$4.12

Weighted Average of Common Shares Outstanding (in millions)	211.5	212.5	211.0	213.5
Weighted Average of Common Shares Outstanding Assuming Dilution (in millions)	214.7	217.3	214.6	218.4
Dividends Declared Per Common Share – Cash	$.64	$.58	$1.86	$1.65

Other Data from Continuing Operations
Depreciation and amortization	$212.2	$212.3	$620.5	$627.6
Capital expenditures on a Non-GAAP basis (see page 12 for reconciliation)	797.1	404.3	1,661.9	1,136.5

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AIR PRODUCTS AND CHEMICALS, INC. and Subsidiaries

CONSOLIDATED BALANCE SHEETS

(Unaudited)

(Millions of dollars)	30 June 2012	30 September 2011
Assets
Current Assets
Cash and cash items	$361.2	$421.4
Trade receivables, net	1,418.5	1,361.6
Inventories	699.5	670.2
Contracts in progress, less progress billings	162.7	146.7
Prepaid expenses	75.0	77.5
Other receivables and current assets	300.3	269.2
Current assets of discontinued operations	15.9	243.2
Total Current Assets	3,033.1	3,189.8
Investment in net assets of and advances to equity affiliates	1,135.0	1,011.6
Plant and equipment, at cost	17,592.4	16,858.8
Less: accumulated depreciation	9,884.3	9,636.1
Plant and equipment, net	7,708.1	7,222.7
Goodwill	927.9	796.2
Intangible assets, net	356.8	260.5
Noncurrent capital lease receivables	1,250.1	1,042.8
Other noncurrent assets	444.2	478.2
Noncurrent assets of discontinued operations	25.7	288.9
Total Noncurrent Assets	11,847.8	11,100.9
Total Assets	$14,880.9	$14,290.7

Liabilities and Equity
Current Liabilities
Payables and accrued liabilities	$1,621.4	$1,599.7
Accrued income taxes	86.5	65.0
Short-term borrowings	370.7	561.8
Current portion of long-term debt	50.7	72.2
Current liabilities of discontinued operations	6.1	43.3
Total Current Liabilities	2,135.4	2,342.0
Long-term debt	3,795.5	3,927.5
Other noncurrent liabilities	1,627.2	1,500.0
Deferred income taxes	675.1	558.2
Noncurrent liabilities of discontinued operations	.3	24.3
Total Noncurrent Liabilities	6,098.1	6,010.0
Total Liabilities	8,233.5	8,352.0
Total Air Products Shareholders’ Equity	6,513.6	5,795.8
Noncontrolling Interests	133.8	142.9
Total Equity	6,647.4	5,938.7
Total Liabilities and Equity	$14,880.9	$14,290.7

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AIR PRODUCTS AND CHEMICALS, INC. and Subsidiaries

CONSOLIDATED STATEMENTS OF CASH FLOWS

(Unaudited)

	Nine Months Ended 30 June
(Millions of dollars)	2012	2011
Operating Activities
Net Income	$1,051.0	$922.4
Less: Net income attributable to noncontrolling interests	22.4	23.0
Net income attributable to Air Products	1,028.6	899.4
Income from discontinued operations	(166.5)	(69.3)
Income from continuing operations attributable to Air Products	862.1	830.1
Adjustments to reconcile income to cash provided by operating activities:
Depreciation and amortization	620.5	627.6
Deferred income taxes	113.1	75.4
Benefit from Spanish tax ruling	(58.3)	—
Gain on previously held equity interest	(85.9)	—
Undistributed earnings of unconsolidated affiliates	(42.8)	(18.4)
Gain on sale of assets and investments	(5.8)	(7.7)
Share-based compensation	36.2	33.1
Noncurrent capital lease receivables	(204.1)	(155.7)
Net loss on Airgas transaction	—	48.5
Payment of Airgas acquisition-related costs	—	(156.2)
Other adjustments	48.6	66.3
Working capital changes that provided (used) cash, excluding effects of acquisitions and divestitures:
Trade receivables	(71.9)	(79.7)
Inventories	(18.8)	(48.2)
Contracts in progress, less progress billings	(16.7)	20.9
Other receivables	8.6	(5.8)
Payables and accrued liabilities	30.0	(161.4)
Other working capital	29.8	28.3
Cash Provided by Operating Activities	1,244.6	1,097.1
Investing Activities
Additions to plant and equipment	(1,166.5)	(933.5)
Acquisitions, less cash acquired	(173.8)	(9.9)
Investment in and advances to unconsolidated affiliates	(175.4)	(46.0)
Proceeds from sale of Airgas stock	—	94.7
Proceeds from sale of assets and investments	13.5	62.3
Change in restricted cash	60.9	13.0
Cash Used for Investing Activities	(1,441.3)	(819.4)
Financing Activities
Long-term debt proceeds	409.6	59.2
Payments on long-term debt	(477.6)	(182.4)
Net (decrease) increase in commercial paper and short-term borrowings	(171.5)	410.6
Dividends paid to shareholders	(379.4)	(333.0)
Purchase of treasury shares	(53.1)	(350.0)
Proceeds from stock option exercises	88.7	124.4
Excess tax benefit from share-based compensation	20.2	40.3
Payment for subsidiary shares from noncontrolling interests	(58.4)	—
Other financing activities	(16.1)	(2.8)
Cash Used for Financing Activities	(637.6)	(233.7)
Discontinued Operations
Cash provided by operating activities	32.1	31.6
Cash provided by (used for) investing activities	766.4	(31.8)
Cash provided by financing activities	—	1.3
Cash Provided by Discontinued Operations	798.5	1.1
Effect of Exchange Rate Changes on Cash	(25.5)	10.7
(Decrease) Increase in Cash and Cash Items	(61.3)	55.8
Cash and Cash Items – Beginning of Year	422.5	374.3
Cash and Cash Items – End of Period	361.2	430.1
Less: Cash and Cash Items – Discontinued Operations	—	1.9
Cash and Cash Items – Continuing Operations	$361.2	$428.2

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AIR PRODUCTS AND CHEMICALS, INC. and Subsidiaries

SUMMARY BY BUSINESS SEGMENTS

(Unaudited)

Three Months Ended 30 June			Nine Months Ended 30 June
(Millions of dollars)	2012	2011	2012	2011
Sales to External Customers
Merchant Gases	$874.1	$921.4	$2,645.4	$2,724.5
Tonnage Gases	767.4	868.7	2,360.7	2,433.9
Electronics and Performance Materials	603.8	602.4	1,706.0	1,704.3
Equipment and Energy	94.8	79.5	293.8	304.8
Segment and Consolidated Totals	$2,340.1	$2,472.0	$7,005.9	$7,167.5

Operating Income
Merchant Gases	$164.6	$158.7	$483.4	$500.1
Tonnage Gases	134.3	114.8	371.1	351.4
Electronics and Performance Materials (A)	176.7	109.0	340.3	269.5
Equipment and Energy	9.8	8.6	26.9	51.3
Segment Total	$485.4	$391.1	$1,221.7	$1,172.3
Cost reduction plan (B)	—	—	(86.8)	—
Net loss on Airgas transaction	—	—	—	(48.5)
Other (C)	(2.6)	(3.4)	(10.4)	(11.1)
Consolidated Total	$482.8	$387.7	$1,124.5	$1,112.7

(A)	Includes the gain on remeasuring our previously held equity interest in DA NanoMaterials. For additional information, see Note 3, Business Combinations.
(B)	Information about how this charge related to the businesses at the segment level is discussed in Note 2, Cost Reduction Plan.
(C)	Includes stranded costs resulting from discontinued operations.

(Millions of dollars)	30 June 2012	30 September 2011
Identifiable Assets (D)
Merchant Gases	$4,591.9	$4,579.6
Tonnage Gases	4,969.2	4,464.3
Electronics and Performance Materials	2,940.2	2,488.9
Equipment and Energy	324.9	335.6
Segment total	$12,826.2	$11,868.4
Other	878.1	878.6
Discontinued operations	41.6	532.1
Consolidated Total	$13,745.9	$13,279.1

(D)	Identifiable assets are equal to total assets less investment in net assets of and advances to equity affiliates.

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AIR PRODUCTS AND CHEMICALS, INC. and Subsidiaries

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Unaudited)

(Millions of dollars, unless otherwise indicated)

1. DISCONTINUED OPERATIONS

In January 2012, the Board of Directors authorized the sale of our Homecare business, which had previously been reported as part of the Merchant Gases operating segment.

On 8 January 2012, we reached an agreement for The Linde Group to purchase our Homecare business in Belgium, Germany, France, Portugal and Spain. This business represented approximately 80% of our total Homecare business revenues.

The transaction with Linde closed on 30 April 2012. Total sale proceeds of €590 million ($777) were received in cash at closing. This amount included contingent proceeds of €110 million ($144) related to the outcome of certain retender arrangements. The gain related to the contingent proceeds is deferred in other noncurrent liabilities and will be recognized in the results of discontinued operations when the contingencies are resolved and the final proceeds are realized per the terms of the agreement. We will also be entitled to receive up to €32 million ($42) of additional cash proceeds based upon collection of accounts receivable. A gain of $207.4 ($150.3 after-tax, or $.70 per share) was recognized on the sale of this business in the third quarter of fiscal year 2012.

We are actively marketing the remaining portion of the Homecare business, which is primarily in the United Kingdom. We expect to close on the sale of this business before the end of calendar 2012. In the third quarter of 2012, we recorded an impairment charge of $33.5 ($29.5 after-tax, or $.14 per share) to write down the remaining business to its estimated net realizable value. Additional charges may be recorded in future periods dependent upon the timing and method of ultimate disposition.

The Homecare business is being accounted for as a discontinued operation. The results of operations and cash flows of this business have been removed from the results of continuing operations for all periods presented. The assets and liabilities of discontinued operations have been reclassified and are segregated in the consolidated balance sheets.

2. COST REDUCTION PLAN

During the second quarter ended 31 March 2012, we initiated a cost reduction plan. The results from continuing operations for the nine months ended 30 June 2012 include a charge of $86.8 ($60.6 after-tax, or $.28 per share) for this plan. This charge represents the ongoing actions we are taking to improve our cost structure, particularly in Europe. The plan includes removing the stranded costs resulting from our decision to exit the Homecare business, the reorganization of the Merchant business and the actions we are taking to right-size our European business cost structure in light of the challenging economic outlook.

This charge includes $80.8 for severance and other costs associated with the elimination of approximately 600 positions from our workforce. The remainder of the charge, $6.0, is related to the write-down of certain assets. The planned actions are expected to be completed by the end of the second quarter of fiscal year 2013. The charge for the cost reduction plan is excluded from segment operating profit. The charge relates to the businesses at the segment level as follows: $77.3 in Merchant Gases, $3.8 in Tonnage Gases, and $5.7 in Electronics and Performance Materials.

3. BUSINESS COMBINATIONS

DuPont Air Products NanoMaterials LLC

On 29 February 2012, we entered into a definitive agreement with E.I. DuPont de Nemours and Co., Inc. to acquire their 50% interest in our joint venture, DuPont Air Products NanoMaterials LLC (DA NanoMaterials). DA NanoMaterials’ revenues for calendar year 2011 were approximately $90.

The acquisition closed on 2 April 2012 for $158 ($147 net of cash acquired of $11), subject to working capital adjustments, and was accounted for as a business combination. Beginning in the third quarter of 2012, the results of DA NanoMaterials were consolidated within our Electronics and Performance Materials business segment.

Prior to the acquisition date, we accounted for our 50% interest in DA NanoMaterials as an equity-method investment. The three and nine months ended 30 June 2012 include a gain of $85.9 ($54.6 after-tax, or $.25 per share) as a result of revaluing our previously held equity interest to fair market value as of the acquisition date. This gain is reflected on the consolidated income statements as “Gain on previously held equity interest.”

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AIR PRODUCTS AND CHEMICALS, INC. and Subsidiaries

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

(Unaudited)

SUBSEQUENT EVENT- Indura S.A.

On 1 July 2012, we acquired a 51.8% controlling equity interest in the outstanding shares of Indura S.A., from the majority shareholder. On 3 July 2012, we acquired an additional 13.0% equity interest from other shareholders. We paid cash consideration in Chilean pesos (CLP) of 345.9 billion ($699) and assumed debt of CLP97.0 billion ($196) for these interests. This preliminary purchase price is subject to working capital and debt adjustments which have not yet been completed. Under the purchase agreement, we have a commitment to purchase up to an additional 2.0% equity interest within the next twelve months. The agreement also provides the largest minority shareholder a right to exercise a put option to require Air Products to purchase up to a 30.5% equity interest during the two-year period beginning on 1 July 2015, at a redemption value equal to fair market value (subject to a minimum price per share linked to the original acquisition date value escalated by an inflation factor). Founded in 1948, Indura S.A. is the largest independent industrial gas company in South America. Indura S.A.’s integrated gas and retail business comprises packaged gases and hardgoods, liquid bulk, healthcare and on-sites. Indura S.A.’s revenues for calendar year 2011 were approximately $480.

4. INCOME TAXES

Q1 Spanish Tax Settlement

We were challenged by the Spanish tax authorities over income tax deductions taken by certain of our Spanish subsidiaries during fiscal years 2005-2011. Although we continue to believe that all positions taken were compliant with applicable laws, in November 2011 we reached a settlement with the Spanish tax authorities for €41.3 million ($56) in resolution of all tax issues under examination. Of this settlement, $43.8 ($.20 per share) increased our income tax expense and had a 3.8% impact on our effective tax rate for the nine months ended 30 June 2012. The cash payment for the settlement was principally paid in January 2012.

Q2 Spanish Tax Ruling

As of 30 September 2011, our unrecognized tax benefits included an amount related to certain transactions of a Spanish subsidiary for years 1991 and 1992, a period before we controlled this subsidiary. In March 2009, the Spanish appeals court (Audiencia Nacional) ruled in favor of our Spanish subsidiary. The Spanish government appealed this court decision to the Spanish Supreme Court, and as a result, we did not reverse the liability accrued for these unrecognized tax benefits. On 25 January 2012, the Spanish Supreme Court released its decision affirming the decision of the Audiencia Nacional in favor of our Spanish subsidiary. As a result, in the second quarter of 2012, we recorded a reduction in income tax expense of $58.3 ($.27 per share), including interest and penalties, and a reduction in unrecognized tax benefits. The reduction in income tax expense had a 5.1% impact on our effective tax rate for the nine months ended 30 June 2012.

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RECONCILIATION

NON-GAAP MEASURE

We utilize a non-GAAP measure in the computation of capital expenditures and include spending associated with facilities accounted for as capital leases and purchases of noncontrolling interests. Certain contracts associated with facilities that are built to provide product to a specific customer are required to be accounted for as leases, and such spending is reflected as a use of cash within cash provided by operating activities, if the arrangement qualifies as a capital lease. Additionally, the purchase of noncontrolling interests in a subsidiary is accounted for as an equity transaction and will be reflected as a financing activity in the statement of cash flows.

The presentation of this non-GAAP measure is intended to enhance the usefulness of information by providing a measure which our management uses internally to evaluate and manage our expenditures.

Below is a reconciliation of capital expenditures on a GAAP basis to a non-GAAP measure.

	Three Months Ended 30 June		Nine Months Ended 30 June
(Millions of dollars)	2012	2011	2012	2011
Capital expenditures – GAAP basis	$733.2	$373.2	$1,515.7	$989.4
Capital lease expenditures	63.9	31.1	139.9	147.1
Purchase of noncontrolling interests	—	—	6.3	—
Capital expenditures – Non-GAAP basis	$797.1	$404.3	$1,661.9	$1,136.5